Exhibit 3.1
NCR CORPORATION

ARTICLES SUPPLEMENTARY

NCR Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST:    Under a power contained in Article IV of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated all of the authorized (but currently unissued) shares of Series A Junior Participating Preferred Stock, par value $.01 per share (the “Series A Junior Participating”) as shares of Preferred Stock, par value $.01 per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

SECOND:    The shares of Series A Junior Participating have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President, General Counsel and Corporate Secretary, and attested to by its Assistant Secretary, on this 23rd day of May, 2016.

ATTEST:    NCR CORPORATION:

/s/ Justin Heineman        By: /s/ Edward Gallagher (SEAL)
Name: Justin Heineman        Name: Edward Gallagher
Title: Assistant Secretary        Title: SVP and General Counsel